Exhibit 99.15

Johnson & Johnson Reports 2008 Second-Quarter Results:

Sales of $16.5 Billion Increased 8.7% Versus a Year Ago; EPS was $1.17
Excluding 2008 Special Items, Second-Quarter EPS of $1.18 Increased 12.4%*

New Brunswick, NJ (July 15, 2008) - Johnson & Johnson today announced record sales of $16.5 billion for the second quarter of 2008, an increase of 8.7% as compared to the second quarter of 2007. Operational growth was 3.1% and the positive impact of currency was 5.6%. Domestic sales were up 2.1%, while international sales increased 16.2%, reflecting operational growth of 4.3% and a positive currency impact of 11.9%.

Net earnings and diluted earnings per share for the second quarter of 2008 were $3.3 billion and $1.17, respectively. The second quarter of 2008 included an after-tax in-process research and development charge of $40 million associated with the acquisition of Amic, a developer of in vitro diagnostic technologies for use in Point-of-Care and near-patient settings.  Excluding this charge, net earnings for the quarter of $3.4 billion and diluted earnings per share of $1.18 represent increases of 9.3% and 12.4%, respectively, as compared to the same period in 2007.*  The Company increased its earnings guidance for full-year 2008 to $4.45 - $4.50 per share, which does not include the impact of any in-process research and development charges or other special items.

“Our solid earnings this quarter build on our strong track record of performance,” said William C. Weldon, Chairman and Chief Executive Officer. “We are successfully managing through short-term pressures while continually making progress to enhance our long-term growth.”

Worldwide Medical Devices and Diagnostics sales of $6.1 billion for the second quarter represented a 12.1% increase over the prior year with operational growth of 5.7% and a positive impact from currency of 6.4%. Domestic sales increased 4.0%, while international sales increased 19.7%; 7.3% from operations and 12.4% from currency.

Primary contributors to the operational growth included Ethicon Endo-Surgery’s minimally invasive products; DePuy’s orthopaedic joint reconstruction, sports medicine and trauma businesses; Ethicon’s surgical care products; Vistakon’s disposable contact lenses; and Diabetes Care’s blood glucose monitoring and insulin delivery products.

On July 1, 2008, the Company announced it received clearance of its ONETOUCH PING Glucose Management System by the U.S. Food and Drug Administration (FDA), the first full-feature insulin pump that wirelessly communicates with a blood glucose meter-remote.

Worldwide Consumer sales of $4.0 billion for the second quarter represented a 13.2% increase over the prior year with operational growth of 6.8% and a positive impact from currency of 6.4%. Domestic sales increased 8.5%, while international sales increased 17.0%; 5.6% from operations and 11.4% from currency.

Sales results reflect the strong performance of the U.S. launch of ZYRTEC, an over-the-counter allergy treatment; LISTERINE antiseptic mouthrinse and whitening products; Baby Care products; and the skin care lines of NEUTROGENA, CLEAN & CLEAR, and AVEENO.

During the quarter, the Company received FDA approval of EVOLENCE, a new advanced collagen-based structural dermal filler for the correction of moderate to deep facial wrinkles and folds.

Worldwide Pharmaceutical sales of $6.3 billion for the second quarter represented an increase over the prior year of 3.1% with an operational decline of 1.3% and a positive impact from currency of 4.4%. Domestic sales decreased 1.7%, while international sales increased 11.3%, which reflected an operational decline of 0.6% and a positive currency impact of 11.9%.

Sales growth reflects the strong performance of TOPAMAX, an antiepileptic and a treatment for the prevention of migraine headaches; VELCADE, a treatment for multiple myeloma; RISPERDAL CONSTA, an antipsychotic medication; and REMICADE in the U.S., a biologic approved for the treatment of a number of immune mediated inflammatory diseases.

Growth was negatively impacted by lower sales of PROCRIT, a product for the treatment of anemia, due to a decline in the market.  Sales results of RISPERDAL Oral, an antipsychotic medication, were negatively impacted by generic competition outside the U.S. and slowing sales ahead of the loss of marketing exclusivity on June 29, 2008, in the U.S.  On June 30, 2008, the Company announced the launch of an authorized generic version of RISPERDAL Oral.

During the quarter, the Company announced that it received FDA approval of its Supplemental New Drug Application (sNDA) for CONCERTA, for the treatment of Attention Deficit Hyperactivity Disorder in adults.  In addition, the Company submitted a Biologics License Application to the FDA requesting the approval of golimumab (CNTO 148) as a monthly subcutaneous treatment for adults with active forms of rheumatoid arthritis, psoriatic arthritis and ankylosing spondylitis.   The Company also filed an sNDA requesting pediatric exclusivity for TOPAMAX.

About Johnson & Johnson
Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our 120,200 employees at more than 250 Johnson & Johnson companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

 * Net earnings and diluted earnings per share excluding special items, such as after-tax in-process research and development charges, are non-GAAP financial measures and should not be considered replacements for GAAP results. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

NOTE TO INVESTORS

Johnson & Johnson will conduct a conference call with financial analysts to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the call for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com <http://www.investor.jnj.com>. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com <http://www.investor.jnj.com>.

Copies of the financial schedules accompanying this press release are available at www.investor.jnj.com/historical-sales.cfm <http://www.investor.jnj.com/historical-sales.cfm>. The schedules include supplementary sales data, a condensed consolidated statement of earnings, and sales of key products/franchises. Additional information on Johnson & Johnson can be found on the Company’s website at www.jnj.com <http://www.jnj.com>.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2007. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov <http://www.sec.gov>, www.jnj.com <http://www.jnj.com> or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)